Exhibit 99.1

AptarGroup Reports Record Second Quarter Results; Doubles Dividend and Increases Share Repurchase Authorization

     CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--July 15, 2004--AptarGroup, Inc. (NYSE:ATR) today reported record second quarter results. The Company's Board of Directors also increased the quarterly dividend to $.15 per share from $.07 per share and authorized the repurchase of an additional two million shares of common stock.

     SECOND QUARTER RESULTS

     For the quarter ended June 30, 2004, sales increased eight percent to a record $311.8 million from $288.1 million in the prior year. Approximately $2 million of the increase in sales relates to increased custom tooling sales. Sales excluding changes in foreign currency exchange rates increased approximately four percent from the prior year. Net income for the second quarter of 2004 increased to a record $22.8 million from $21.3 million a year ago. Diluted earnings per share were $.61 per share compared to $.58 per share in the prior year.

     SIX MONTHS RESULTS

     For the six months ended June 30, 2004, sales increased 13 percent to a record $627.4 million from $553.2 million in the prior year. Approximately $13 million of the increase in sales relates to increased custom tooling sales. Sales excluding changes in foreign currency exchange rates increased approximately six percent from the prior year. Net income for the first six months of 2004 increased to a record $44.0 million from $40.6 million a year ago. Diluted earnings per share were $1.18 per share compared to $1.11 per share in the prior year.

     MANAGEMENT COMMENT

     Commenting on the quarter, Carl A. Siebel, President and Chief Executive Officer, said, "Increased demand for our products together with the weak U.S. dollar vis-a-vis the Euro contributed to another quarter of growth and record sales for the Company. Excluding changes in exchange rates, sales to each market increased compared to a year ago with the exception of the pharmaceutical market, which, even though volumes increased year over year, showed a decline due to the mix of products sold. However, this decline in pharmaceutical product sales was largely offset by milestone revenue of $1 million related to a pharmaceutical customer project."
     Siebel added, "Our operating margins were pressured due to material price increases, price competition, the adverse effects of the weaker dollar on U.S. imports, and costs associated with the previously announced closing of a mold making facility. The Company recorded approximately $1 million of costs related to operating losses and shut down expenses of this facility in the quarter. The closing has been completed and we do not expect to incur any future significant costs related to this operation. In spite of these negative effects, the strength of our core business, the pharmaceutical project milestone, our cost containment efforts and lower income tax rates allowed us to post record quarterly earnings per share."

     BUSINESS SEGMENT PERFORMANCE

     For the quarter, sales of the Dispensing Systems segment increased eight percent, to $261.9 million from $243.2 million in the prior year. The increase is mainly due to increased sales to the food/beverage, personal care and fragrance/cosmetic markets and changes in exchange rates. For the first six months, sales increased 13 percent to $524.1 million from $462.3 million in the prior year. Second quarter EBIT (earnings before interest and taxes) for the Dispensing Systems segment increased to $35.0 million from $33.9 million in the prior year. For the first six months, EBIT for the segment increased to $66.3 million from $63.8 million in the prior year.
     For the quarter, sales of the SeaquistPerfect segment increased 11 percent, to $52.1 million from $46.8 million in the prior year. The increase is due to improved sales to the personal care and household markets, and the weaker U.S. dollar. For the first six months, sales increased 14 percent to $107.8 million from $94.7 million in the prior year. Second quarter EBIT for the SeaquistPerfect segment increased to $4.8 million from $4.2 million a year ago due to the mix of products sold and continued cost savings. For the first six months, EBIT increased to $10.1 million from $8.8 million in the prior year.

     OUTLOOK

     Siebel commented, "Looking to the third quarter, we are optimistic that product sales to each of the markets we serve will increase over the prior year. As I discussed in our first quarter press release, we continue to expect sales to the pharmaceutical market to improve as the year progresses.
     Siebel concluded, "Also, as previously mentioned last quarter, we have filed for income tax refunds totaling approximately $1.5 million in the U.S. relating to research and development expenditures incurred from 2000 through 2002. These refunds will be recognized as a reduction of our tax provision when they are received. Excluding the potential effect of these tax refunds net of related contingent consulting fees, we anticipate diluted earnings per share for the third quarter of 2004 to be in the range of $.62 to $.67 compared to $.51 per share in the prior year."

     CASH DIVIDEND INCREASE AND SHARE REPURCHASE PROGRAM

     The Board of Directors increased the quarterly dividend to $.15 per share, payable August 17, 2004 to shareholders of record as of July 27, 2004. This represents a 114% increase over the previous quarterly dividend of $.07 per share. During the quarter, the Company repurchased 100,000 shares of common stock under the current share repurchase program. Previously, the Board had authorized the Company to purchase up to three million share of common stock on the open market, of which one and one half million shares have been purchased cumulatively through the second quarter of 2004. The Board today approved the repurchase of an additional two million shares under the program bringing the total authorized to five million shares.
     Siebel commented, "Our strong financial position and cash generating ability has enabled the Board to take steps to enhance shareholder value. This substantial increase in the dividend rate, in combination with the increase in our share repurchase authorization, reflects our confidence in our business and our commitment to improving shareholder returns. Also, with our strong balance sheet, we remain well positioned to take advantage of strategic opportunities in the future."

     OPEN CONFERENCE CALL

     There will be a conference call on Friday, July 16, 2004 at 8:00 a.m. CDT to discuss the Company's second quarter results for 2004. The call will last approximately one hour and feature remarks by Carl A. Siebel and Stephen J. Hagge, AptarGroup's Chief Financial Officer. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.
     AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at http://www.aptargroup.com.

     This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company's actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which the Company operates, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism and other risks and uncertainties discussed from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K's and 10-Q's. Readers are cautioned not to place undue reliance on forward-looking statements.


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)

                 (In Thousands, Except Per Share Data)
                   CONSOLIDATED STATEMENTS OF INCOME

                               THREE MONTHS ENDED   SIX MONTHS ENDED
                                    JUNE 30,            JUNE 30,
                               --------- --------- --------- ---------
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------

Net Sales                      $311,844  $288,087  $627,447  $553,236
Cost of Sales (exclusive of
 depreciation shown below)      206,202   188,285   417,783   360,873
Selling, Research & Development
 and Administrative              46,793    44,849    95,062    86,298
Depreciation and Other
 Amortization                    23,433    21,540    47,483    42,312
                               --------- --------- --------- ---------
Operating Income                 35,416    33,413    67,119    63,753
Other Income/(Expense):
Interest Expense                 (2,495)   (2,427)   (4,724)   (4,836)
Interest Income                     872       689     1,890     1,312
Equity in Results of Affiliates     251       156       693       338
Minority Interests                 (153)      (98)     (272)     (117)
Miscellaneous, net                 (388)      226        25       390
                               --------- --------- --------- ---------
Income before Income Taxes       33,503    31,959    64,731    60,840
Provision for Income Taxes       10,721    10,610    20,714    20,285
                               --------- --------- --------- ---------
Net Income                      $22,782   $21,349   $44,017   $40,555
                               ========= ========= ========= =========

Net Income per Share - Basic      $0.62     $0.59     $1.21     $1.13
                               ========= ========= ========= =========
Net Income per Share - Diluted    $0.61     $0.58     $1.18     $1.11
                               ========= ========= ========= =========

Average Number of Shares -
 Basic                           36,527    36,031    36,464    35,984
Average Number of Shares -
 Diluted                         37,462    36,856    37,377    36,666



                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                             (In Thousands)
                      CONSOLIDATED BALANCE SHEETS

                                    June 30, 2004    December 31, 2003
ASSETS

Cash and Equivalents                      $187,068           $164,982
Receivables, net                           246,326            231,976
Inventories                                176,496            165,207
Other Current Assets                        27,524             40,289
                                  -----------------  -----------------
Total Current Assets                       637,414            602,454
Net Property, Plant and Equipment          473,717            483,431
Goodwill, net                              135,171            136,660
Other Assets                                44,664             41,798
                                  -----------------  -----------------
Total Assets                            $1,290,966         $1,264,343
                                  =================  =================

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations                     $68,573            $96,710
Accounts Payable and Accrued
 Liabilities                               199,508            186,510
                                  -----------------  -----------------
Total Current Liabilities                  268,081            283,220
Long-Term Obligations                      147,374            125,196
Deferred Liabilities                        71,866             72,876
                                  -----------------  -----------------
Total Liabilities                          487,321            481,292
Stockholders' Equity                       803,645            783,051
                                  -----------------  -----------------
Total Liabilities and
 Stockholders' Equity                   $1,290,966         $1,264,343
                                  =================  =================



                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                          SEGMENT INFORMATION

                              THREE MONTHS ENDED    SIX MONTHS ENDED
                                    JUNE 30,            JUNE 30,
                              -------------------- -------------------

                                2004      2003       2004      2003
                              --------- ---------  --------- ---------
NET SALES

Dispensing Systems            $261,879  $243,164   $524,114  $462,332
SeaquistPerfect                 52,054    46,785    107,815    94,651
Intersegment Eliminations       (2,089)   (1,862)    (4,482)   (3,747)
                              --------- ---------  --------- ---------
Total Net Sales               $311,844  $288,087   $627,447  $553,236
                              ========= =========  ========= =========


EARNINGS (1)

Dispensing Systems             $34,970   $33,894    $66,267   $63,793
SeaquistPerfect                  4,758     4,231     10,050     8,799
Corporate Expenses and Other    (4,602)   (4,428)    (8,752)   (8,228)
Strategic Initiative Charges         -         -          -         -
Patent Dispute Settlement            -         -          -         -
                              --------- ---------  --------- ---------
Earnings before Interest and
 Taxes (EBIT)                   35,126    33,697     67,565    64,364
Less: Interest Expense, Net      1,623     1,738      2,834     3,524
                              --------- ---------  --------- ---------
Income before Income Taxes     $33,503   $31,959    $64,731   $60,840
                              ========= =========  ========= =========

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon earnings before interest expense in excess of interest income, corporate expenses and income taxes (collectively referred to as "EBIT") excluding unusual items.


     CONTACT: AptarGroup, Inc.
              Stephen J. Hagge, 815-477-0424